Exhibit 10.2

Arcimoto, Inc.

Employment Agreement

This Employment Agreement (the “Agreement”), effective as of January 1, 2021 (the “Effective Date”), is entered into by Arcimoto, Inc. an Oregon corporation (the “Company”), and Mark Frohnmayer, an individual residing at the address on the signature page hereto (the “Employee”).

WHEREAS, the Company desires to retain the services of the Employee and the Employee desires to perform certain services for the Company; and

WHEREAS, the Employee and Company are separately entering into a Confidentiality, Assignment of Inventions and Nonsolicitation Agreement of even date herewith;

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1 Position and Services. The Employee’s position will be President and Chief Executive Officer reporting to the Board of Directors of the Company. During the term of Employee’s employment with the Company, the Employee shall devote his full business time, attention, skill, and best efforts to the performance of his duties. Notwithstanding the foregoing, the Employee may engage in outside business activities with the approval of the Board of Directors, or engage in religious, charitable or other community activities as long as such services and activities do not materially interfere with the Employee’s performance of his duties to the Company as provided in this Agreement.

2 Term. This Agreement shall commence on the Effective Date and shall expire at the end of two (2) years unless earlier terminated.

3 Financial Terms.

3.1 Compensation.

a.	Base Salary: In consideration for the Employee’s services, the Company agrees to pay Employee a base salary of Two Hundred Twenty Thousand Dollars ($220,000) per year (the “Base Salary”), which is payable bi-weekly, less all applicable withholdings, and subject to, among other things, your continued employment with the Company. The base salary shall be reviewed no less than annually.

b.	Vacation: Employee will accrue 4 weeks of vacation time pursuant to the Company’s vacation policy for employees generally. During any year in which Employee was not employed for the entire year, the vacation time will be prorated, proportionately to the months of Employee’s service for the Company.

3.2 Expenses. The Company shall reimburse the Employee for all reasonable and necessary documented out of pocket expenses incurred or paid by the Employee in connection with, or related to, the performance of Employee’s services under this Agreement. The Employee shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Employee amounts shown on each such statement within thirty (30) days after receipt thereof.

3.3 Benefits. In addition to Employee’s compensation, the Employee may have the opportunity to take advantage of various Company benefit plans offered to employees from time to time. Any such benefits may be modified or changed from time to time at the sole discretion of the Company with reasonable notice.

3.4 Termination. The Employee is employed on an at-will basis, meaning that the Employee or the Company will be entitled to terminate the Employee’s employment at any time and for any reason, with or without cause (such date of termination being referred to as the “Termination Date”).

3.5 General Payments and Benefits Upon Termination. When the Employee’s employment is terminated for any reason, the Company will pay the Employee (or his estate, as the case may be), on or about the Termination Date, all the compensation and benefits earned or accrued through the effective date of termination, including but not limited to, as applicable, any Base Salary earned by the Employee, expense reimbursement, amounts owed to the Employee, all unpaid amounts of the Bonus, if any, that the Executive earned prior to the Termination Date, less standard deductions and withholdings, and vacation/personal time off pay, if any, in accordance with the Company’s then current vacation/personal time policies. For the avoidance of doubt, the payments under this Paragraph 3.5 are the sole and exclusive payments owed in the event of a termination for Cause or should Employee elect to not renew the agreement upon its expiration.

3.6 Non-Renewal of Agreement, Termination without “Cause”, or for “Good Reason”. In the event that the Company fails to renew the agreement upon its expiration, terminates the Employee’s employment without Cause (as defined below), or in the event the Employee terminated his employment for Good Reason (as defined below), then the Employee shall be entitled to receive continuing payments of the then effective Base Salary plus the costs of insurance COBRA for Twelve (12) months. To receive such funds, Employee must execute a form of release and separation agreement provided by the Company (the “Release”). The payments and benefits shall be paid or commenced on the first payroll period following expiration of the revocation period of the Release (the “Payment Commencement Date”).

3.7 Definitions.

a.	“Cause” means (a) the Employee’s repeated and willful failure to substantially perform his material duties to the Company (other than due to disability) after there has been delivered to the Employee written notice setting forth in detail the specific respects in which the Board of Directors believes that the Employee has not substantially performed his material duties and a demand for substantial performance and opportunity to cure, giving the Employee thirty (30) days after he receives such notice to address and remedy the deficiencies; provided however that such written notice provides a reasonable roadmap for curing any deficient work performance, (b) Employee’s repeated, incurable gross negligence and material willful misconduct that results in material harm to the Company; (c) Employee’s material breach of the terms of this Agreement; or (d) Employee’s conviction of, or pleading guilty or nolo contendere to, a felony under any state or federal law.

b.	“Good Reason” means the occurrence of any one or more of the following events : (W) any material reduction (i.e., 10% or more) of Employee’s then effective Base Salary and Bonus; (X) any breach by the Company of this Agreement; (Y) a material reduction in the Employee’s authority, responsibilities or duties; provided, however, that no such event or condition shall constitute Good Reason unless (x) the Employee gives the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition and (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice, to the Employee’s satisfaction; or (Z) a relocation of Employee’s principal place of work outside of a thirty (30) mile radius of its current location.

4 Section 409A.

4.1 Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), and to the extent any payment or benefit that the Employee becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) as a result of the application of Section 409A(a)(2)(B)(i), then no such payment shall be payable and no such benefit shall be provided prior to the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death.

4.2 To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h)

4.3 The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

5 Cooperation. The Employee shall use Employee’s best efforts in the performance of Employee’s obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Employee to perform Employee’s obligations hereunder. The Employee shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6 Proprietary Information and Inventions; Nonsolicitation. Employee agrees to comply with the terms and conditions of the Confidentiality, Assignment of Inventions and Nonsolicitation Agreement entered into by Employee and Company of even date herewith.

7 Other Agreements; Warranty.

7.1 The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Employee’s employment with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Employee further represents that Employee’s performance of all the terms of this Agreement and the performance of the services as an Employee of the Company do not and will not breach any order, judgement, or injunction applicable to the Employee, or conflict with or breach any agreement with any third party to which the Employee is a party (including, without limitation, any nondisclosure or non-competition agreement).

7.2 The Employee hereby represents, warrants and covenants that Employee has the skills and experience necessary to perform the services, that Employee will perform said services in a professional, competent and timely manner, that Employee has the power to enter into this Agreement and that Employee’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

7.3 As a condition of Employee’s employment, Employee certifies that he will not divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. By accepting employment with the Company, the Employee affirms that he has not divulged or used any such information for the benefit of the Company, and that he has not and will not misappropriate any such information from any former employer.

7.4 As a condition of Employee’s employment, he certifies that all facts Employee has presented to the Company are accurate and true. Similarly, the Company certifies that all facts it has presented to the Employee are true and accurate.

7.5 The Employee shall comply with the Company’s employee handbook and all Company policies and procedures adopted by the Company from time to time during Employee’s employment and all amendments and modifications thereto.

8. Non-Competition. During the term of this Agreement and for a period of twelve (12) months following the date of termination of Employee’s employment for whatever reason, whether with or without Cause or by resignation, Employee agrees that he shall not, within the “Restricted Territory” (as defined below):

(i)	carry on or be engaged or own an interest in, either directly or indirectly, the Restricted Business, provided that Employee shall be entitled, for investment purposes, to purchase and/or trade shares of an entity engaged in the Restricted Business that is listed and posted for trading on a recognized stock exchange, provided that Employee shall not directly or indirectly own more than 5% of the issued share capital of any such company or participate in its management or operations or in any advisory capacity;

(ii)	be employed by, be engaged by or perform services for any individual or entity that is engaged in the Restricted Business either: (A) performing duties that are the same or substantially similar to those Employee performed for the Company during the prior twelve (12) months of his employment with the Company; (B) performing duties in which Employee will use or disclose or in which Employee will be likely to use or disclose the Company’s confidential information and/or trade secrets; and/or (C) performing duties in which Employee or the third party with whom Employee is then affiliated would benefit from Employee’s use or disclosure of the Company’s confidential information or trade secrets. Notwithstanding the foregoing, it will not be a violation of this Agreement for Employee to work for a third party engaged in the Restricted Business if he works in a department or division of such third party that does not engage in and/or is unrelated to the Restricted Business;

9. Definitions. For the purposes of this Agreement, the following definitions will apply:

(i)	“Restricted Business” means the manufacture and sale of electric vehicles.

(ii)	“Restricted Territory” means (A) any jurisdiction in the World in which the Company is engaged in the Restricted Business; (B) the United States, (C) each state in the United States in which the Company is engaged in the Restricted Business; and (D) any state, province, or similar geographic subdivision to which Employee directed or in which Employee performed activities related to the Restricted Business on behalf of the Company at the time of, or during the twelve (12) month period prior to, the termination of Employee’s employment with the Company.

10 Remedies. The Employee acknowledges that any breach of the provisions of Sections 6 or 7 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Employee agrees, therefore, that, in addition to any other remedy the Company may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Employee and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

11 Indemnification. The Employee shall be solely liable for, and shall indemnify, defend and hold harmless the Company and its successors and assigns from any claims, suits, judgments or causes of action initiated by any third party against the Company where a court of competent jurisdiction determines, fully and finally, that Employee has breached a contractual obligation or fiduciary duty owed to such party in connection with the performance of his duties for the Company. The Employee will be covered by the Company’s directors’ and officers’ liability insurance coverage as in effect from time to time, and indemnified to the maximum extent allowable under the Company’s formation-related documents (e.g., articles of incorporation, by-laws) as well as applicable law. Further, if the Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Employee or the Company related to any contest or dispute between the Employee and the Company or any of its affiliates with respect to this Agreement or the Employee’s employment hereunder, by reason of the fact that the Employee is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Employee shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s governance documents from and against any liabilities, costs, claims, and expenses, including all reasonable costs and expenses incurred in defense of any Proceeding (including reasonable attorneys’ fees). Reasonable costs and expenses incurred by the Employee in defense of such Proceeding (including reasonable attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation and within 30 days of receipt by the Company of: (i) a written request for payments; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Employee to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement. This Section shall survive the termination of this Agreement.

12 Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (i) personal delivery, (ii) delivery by email or (iii) upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown below, or at such other address or addresses as either party shall designate to the other in accordance with this Section 12.

Employee:	Company
Mark Frohnmayer	Attn: General Counsel
1263 W. 5th Avenue	2034 West 2nd Ave.
Eugene, OR 97402	Eugene, OR 97402

13 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

14 Entire Agreement. This Agreement, the Award Agreement, and the Confidentiality, Assignment of Inventions and Nonsolicitation Agreement constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

15 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

16 Non-Assignability of Contract. This Agreement is personal to the Employee and the Employee shall not have the right to assign any of Employee’s rights or delegate any of Employee’s duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Employee.

17 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

18 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by Employee.

19 Survival. Sections 4 through 22 shall survive the expiration or termination of this Agreement.

20 Miscellaneous.

20.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

20.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

20.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

21 EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, EMPLOYEE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND EMPLOYEE HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

22 Electronic Delivery. Nothing herein is intended to imply a right to participate in any of the Company’s equity incentive plans, however, if Employee does participate in such plan(s), the Company may, in its sole discretion, decide to deliver any documents related to Employee’s participation in the Company’s equity incentive plan(s) by electronic means or to request Employee’s consent to participate in such plan(s) by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees, if applicable, to participate in such plan(s) through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.

COMPANY:

ARCIMOTO, INC

By:	/s/ John Dorbin, Jr.
John W. Dorbin, Jr.
General Counsel and Secretary

Address:	2034 West 2nd Ave.
Eugene, OR 97402

EMPLOYEE:

/s/ Mark Frohnmayer
Mark Frohnmayer

Address:	1263 W. 5th Avenue
Eugene, OR 97402

Signature Page to Employment Agreement

EXHIBIT A

Confidentiality, Assignment of Inventions and Non-Solicitation Agreement

[See Attached]